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                                                                    Exhibit 10.2


June 18, 2001




Mr. Joseph A. Hensley, President
AVIDYN, Inc.
16980 Dallas Pkwy., Suite 120
Dallas, TX 75248

Dear Joe:

Please allow this letter and the attached Schedules A & B to serve as the entire agreement between AVIDYN, Inc. (the Company), Randall Kurtz (the Employee) and Tatum CFO Partners, LLP (Tatum CFO).

This letter creates an employment relationship between the Employee and the Company. This is for the benefit of the Company and to ensure its absolute control of the Employee in the exercise of his or her employment.

For the services of the Employee, the Company agrees to pay $4,500 per month as set forth in Schedule A, which also includes other related employment terms.

Tatum CFO's obligation is to make the Employee available to the Company and to make our resources available to the Employee. Since we do not have a direct relationship with the Company and the Company controls and directs the Employee, Tatum CFO cannot and does not assume the same risks we might assume if we directly supervised the Employee. Schedule B sets forth provisions dealing with the limitation of liability of Tatum CFO. This allows Tatum CFO to provide this unique relationship that offers the value of a traditional employment relationship and the resources and benefits of our national CFO firm.

The Company may for any reason and with 30 days prior written notice to the Employee and Tatum CFO, terminate the Employee "at will," and the parties expressly acknowledge that no provision in this agreement, including Schedules A and B changes the "at will" nature or in any way creates an expressed or implied term of duration. Likewise, Tatum CFO or the Employee may terminate this letter agreement for any reason with 30 days prior written notice to the Company, and immediately if the Company has not remained current in its obligations under this letter or if the Company engages in or asks the Employee to engage in illegal or unethical conduct.


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Any disputes between the Company and Tatum CFO (whether or not it includes the
Employee as a party) shall be resolved by binding arbitration in Dallas, Texas under the rules of the American Arbitration Association and governed by Texas law.

The terms of this letter agreement are severable and may not be amended except in a writing signed by the parties. Please sign below and return a signed copy of this letter to indicate your agreement with its terms and conditions.

We look forward to serving you.

Sincerely yours,

TATUM CFO PARTNERS, LLP                     EMPLOYEE

/s/Daniel M. Jones                          /s/Randall D. Kurtz
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(Signature)                                 (Signature)
Daniel M. Jones                             Randall Kurtz
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Area Partner
For TATUM CFO PARTNERS, LLP




Acknowledged and agreed by:

                      AVIDYN, Inc.

                      /s/Joseph A. Hensley
                      -----------------------------

                      By:  Joseph A. Hensley

                      Its:  President

                      Date:  7/2/01
                           ------------------------



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                                   SCHEDULE A

1.      Term of Employment

        Employee will work one day per week beginning July 9, 2001 ("Effective Date").

2.      Costs

        Employee will be paid a Monthly Salary ("Salary") of $3,750 and Tatum CFO will be paid a Resource Fee ("Fee") of $750. The daily rate for additional days (beyond the stated number of days per week) is $900 as Salary and $180 as Fee.

        Salary and Fee for the first month will be prorated based upon the number of normal workdays remaining in the month. The Salary and Fee shall be subject to adjustment annually or at the time the Company makes any adjustments or if the Company does not do so, at the time Tatum CFO makes its rate adjustments.

3.      Payments

        The Salary will be processed through payroll and paid at the same time as other employees. Tatum CFO will invoice the Fee and it will be due by the 15th day of the month for which amounts are invoiced.

4.      Payments

        The Company will pay Tatum CFO one full month of the Fee ($750) as a deposit upon execution of this Agreement. The deposit will be applied against any open amounts due upon the termination of this agreement. Any deposit remaining will be promptly returned.

5.      Employee Benefits

        The Company will promptly reimburse the Employee for all out-of-pocket business expenses expended on behalf of the Company with appropriate prior approval.

        The Employee elects not to participate in the Company's employee retirement plan or any other employee benefit plan, and waives any coverage that may otherwise exist. The Company will not include Employee as a participant in any such plan, unless required to do so by law for plan qualification. However, notwithstanding the foregoing, Employee may participate in the Company's 401(k) plan at the Company's option.

6.      Other Terms

        For Employee's protection, the following shall apply:

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        To the extent the Company has directors' and officers' liability insurance ("including entity coverage") and/or errors and omissions liability insurance in effect, the Company will provide such insurance coverage for the Employee along with written evidence to the Employee and Tatum CFO that Employee is covered by such insurance.

        Employee may sign federal or state securities filings and reps and warranties on behalf of the Company, but only if Employee and Tatum CFO receives written evidence that, in signing such filings, reps and warranties, he or she is covered by applicable adequate insurance (whether director and officer insurance or a special policy) maintained by the Company at no additional cost to Employee or Tatum CFO.

        If the Company requests, Employee will serve as an officer of the Company, but only if (i) Employee is duly elected as an officer by the Company's Board of Directors and (ii) Employee and Tatum CFO has received written evidence that he or she is covered as an officer by the director and officer insurance maintained by the Company at no additional cost to Employee or Tatum CFO.







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                                   SCHEDULE B

The following provisions are aimed exclusively at limiting the liability of Tatum CFO for the reasons stated in the first page of this letter agreement. Note that these provisions do not affect any traditional employer remedies against an employee.

1. Tatum CFO does not make any representations or warranties concerning Employee's services. The Company is solely responsible for directing Employee as it would any other employee and for evaluating, managing and using Employee's services. Tatum CFO makes no representation or warranty as to the accuracy or reliability of reports, projections and/or forecasts and will not be held liable for any claims of reliance on such reports, projections and/or forecasts. Tatum CFO will not be liable for any non-compliance with federal, state or local laws or regulations.

2. The Company may pursue against Employee any remedies the Company may have under this letter agreement or at law for breach by Employee of his or her duties to the Company. The Company agrees that, absent Tatum CFO's breach of express obligations under this letter agreement, or an intentional tort by Tatum CFO or Employee, Tatum shall have no liability to the Company or third parties based on Employee's breach of duties that Employee owes to the Company or third parties.

3. With the exception of intentional tort by Tatum CFO or Employee, the Company agrees to indemnify Tatum CFO to the full extent permitted by law for any losses, costs, damages and expenses, including reasonable attorneys' fees, as such are incurred, in connection with (i) any cause of action, suit or other proceeding arising in connection with Tatum CFO's engagement by the Company under this letter agreement, Employee's employment with the Company or the provision of services by Employee, and (ii) any legal proceeding in which Tatum CFO may be required or agree to participate, but in which Tatum CFO is not a party.

4. If the Company and Tatum CFO are defendants in any action, suit or other proceeding, the defense of Tatum CFO will be represented by counsel selected by the Company, unless upon advice of Tatum CFO's counsel, Tatum CFO will not be adequately represented by the Company's counsel because of a conflict of interest or inability to present a defense that would otherwise be available to us if separately represented, in which case Tatum CFO may be represented by counsel of its own choosing.

5. As a condition for recovery of any liability, the Company must give Tatum CFO written notice of the alleged basis for liability within 30 days of discovering the circumstances giving rise to such alleged liability.

6. Tatum CFO shall not be liable in any event for incidental or consequential damages of the Company, including without limitation, any interruption of business or loss of business, profit, or goodwill.


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